EXHIBIT 99.1

Contact:

Vorwerk & Co. KG
Mr. Juergen Hardt
+ 49 202 564 1221

FOR IMMEDIATE RELEASE

Vorwerk Concludes Acquisition of

Jafra Cosmetics from Clayton, Dubilier & Rice

Vorwerk Adds Leading Direct Marketer of Beauty Care Products

NEW YORK, LONDON and WUPPERTAL (GERMANY) 28.05.2004 — Vorwerk & Co. KG, a family-owned company based in Wuppertal, Germany, announced today the closing of its acquisition of Jafra Cosmetics, a leading direct selling company of high quality beauty products with net sales of approximately $383 million for the year ended December 31, 2003. A fund managed by Clayton, Dubilier & Rice, Inc. owned approximately 85 percent of Jafra. The transaction was announced on March 30, 2004.

      With the acquisition, Vorwerk has expanded its direct sales activities into cosmetics, fragrances and skin care products, which is the largest and fastest growing direct sales segment worldwide. Dr. Jörg Mittelsten Scheid, Managing Partner of Vorwerk, said, “The parties closed the transaction ahead of schedule. We welcome the entire Jafra organization into the Vorwerk family.” Achim Schwanitz, Managing Partner of Vorwerk, further stated, “We are excited to own such a quality company and looking to a promising future.”

      “We are excited to become part of the highly successful Vorwerk Group,” said Ron Clark, Chairman and Chief Executive Officer of Jafra. “Our management, employees and consultants look forward to growing the business with a strong strategic partner. At the same time, we would like to acknowledge the great support we have received from Clayton, Dubilier & Rice during the period of its ownership.”

About Jafra

      Jafra is a direct seller of skin and body care products, color cosmetics, fragrances and other personal care products. Jafra sells its Jafra brand products through a direct selling network of approximately 440,000 independent consultants, who market and sell Jafra’s products to their customers. Jafra operates in four primary markets: Mexico, the United States, Europe and South America. In Europe, Jafra operates in Germany, Switzerland, Italy, Austria, The Netherlands and several other countries through distributors. More information about Jafra and its products can be found on the company’s website, www.jafra.com.

About Vorwerk

      Vorwerk, founded by Carl Vorwerk in Wuppertal, Germany in 1883, is a global family enterprise. With its core business in direct sales of high-quality household appliances, as well as industrial and financial services and carpets, the Vorwerk Group achieved annual sales of 1.6 billion euros (2 billion USD). Vorwerk Group has over 20,000 permanent employees worldwide, along with 26,000 advisers selling high-quality household appliances either part-time or full-time. With the addition of Jafra, Vorwerk’s sales will increase to 2 billion euros (2.5 billion USD). For more information about Vorwerk & Co. KG, visit www.vorwerk.com.

About Clayton, Dubilier & Rice

      Clayton, Dubilier & Rice, Inc. (CD&R) is a leading private equity investment firm. Since its founding in 1978, CD&R has managed the investment of over $5.0 billion in 37 businesses representing a broad range of industries with an aggregate transaction value in excess of $20 billion and revenues of more than $27 billion. The firm has offices in New York and London. For more information about CD&R, visit www.cdr-inc.com.